Exhibit 99
PRESS RELEASE
FOR IMMEDIATE RELEASE
Contact: Marty Jimmerson
RigNet, Inc.
+1 (281) 674-0699
investor.relations@rig.net
RigNet Announces Record Third Quarter 2011 Earnings Results
HOUSTON, TX — November 9, 2011 —
•	Reported record quarterly revenue of $28.9 million, a 19.3% increase over the same quarter last year and a 10.3% increase over the previous quarter
•
Reported record quarterly Adjusted EBITDA of $9.4 million, a 22.6% increase over the same quarter last year and a 14.0% increase from the previous quarter. Adjusted EBITDA margin expanded to 32.7% in the quarter as compared to 31.8% in the prior year quarter and 31.6% in the previous quarter

•
Reported net income attributable to common stockholders of $5.5 million, or $0.32 per diluted share, an increase of $0.42 per diluted share over the same quarter last year and $0.19 per diluted share over the previous quarter

•	Reported capital expenditures of $4.5 million, a 83.3% increase over the same quarter last year and a 22.8% decrease over the previous quarter
For the three months ended September 30, 2011, RigNet, Inc. (“RigNet” or the “Company”) (NASDAQ: RNET), today announced revenue of $28.9 million, Adjusted EBITDA of $9.4 million, or 32.7% of revenue, net income attributable to common stockholders of $5.5 million, or $0.32 per diluted share, and capital expenditures of $4.5 million. For the three months ended September 30, 2010, revenue was $24.2 million, Adjusted EBITDA was $7.7 million, or 31.8% of revenue, net loss attributable to common stockholders was $0.6 million, or $0.10 loss per diluted share, and capital expenditures were $2.5 million. For the sequential comparison of the three months ended June 30, 2011, revenue was $26.2 million, Adjusted EBITDA was $8.3 million, or 31.6% of revenue, net income attributable to common stockholders was $2.2 million, or $0.13 per diluted share, and capital expenditures were $5.7 million.
Revenue increased by $4.7 million, or 19.3%, for the three months ended September 30, 2011 as compared to the same period of 2010 due primarily to increasing demands for our services in our offshore operations and continued growth in a robust U.S. land drilling market. Adjusted EBITDA increased by $1.7 million, or 22.6%, over the prior year period primarily due to the increased revenue described above partially offset by additional costs related to operating as a publicly-traded company. Adjusted EBITDA margin expanded to 32.7% from 31.8% in the prior year quarter. Net income attributable to common stockholders increased by $6.0 million, or $0.42 per diluted share, for the three months ended September 30, 2011 as compared to the same period of 2010. This increase in net income is due to the operational improvements discussed above, as well as an effective tax rate of (5.8)% in the quarter compared to 84.7% in the same period of 2010.
Revenue increased by $2.7 million, or 10.3%, for the three months ended September 30, 2011 as compared to the previous quarter due primarily to increased demand for our services in our offshore operations and continued robust activity in the U.S. land drilling. Adjusted EBITDA increased by $1.1 million, or 14.0%, over the previous quarter primarily due to increased revenue. Adjusted EBITDA margin expanded to 32.7% in the current quarter over 31.6% in the previous quarter. Net income attributable to common stockholders increased by $3.3 million, or $0.19 per diluted share, for the three months ended September 30, 2011 as compared to the prior quarter due to the operational improvements discussed above as well as an effective tax rate of (5.8)% in the quarter compared to 46.9% in the prior quarter.
1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Mark B. Slaughter, Chief Executive Officer and President, commented, “I am pleased with our record financial performance in the third quarter, which reflects positive contributions from both our offshore and onshore operations around the world. This quarter’s improved results were led primarily by revenue growth from existing remote sites as we provided bandwidth upgrades and additional value-added solutions on drilling rigs for several of our larger clients. We also saw additional global call-out work from a major oilfield services company that has subsequently entered into a global purchasing contract with RigNet. Our strategic growth initiatives, particularly international land drilling, showed solid traction in the quarter. We were also encouraged by the progress we are making in Brazil’s dynamic deepwater market as we continued our investment in people and infrastructure in the quarter in anticipation of additional work. Despite some overall global economic uncertainty, customer demand remained strong for our services during the quarter, which gives us the confidence to continue pursuit of our growth strategies as we move forward.”
A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) tomorrow to discuss RigNet’s 2011 third quarter results. The call may be accessed live over the telephone by dialing (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors — Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.
Non-GAAP Financial Measures
This press release contains the following non-GAAP measures: Gross Profit and Adjusted EBITDA. Gross Profit and Adjusted EBITDA are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP. We refer you to the Company’s most recent 10-K filing for the year ended December 31, 2010 for a more detailed discussion of the uses and limitations of our non-GAAP financial measures.
We define Gross Profit as revenue less cost of revenue. This measure is used to evaluate operating margins and the effectiveness of cost management.
We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, (gain) loss on retirement of property and equipment, change in fair value of derivatives, stock-based compensation and IPO costs and related bonuses. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.
About RigNet
RigNet (NASDAQ: RNET) is a leading global provider of managed communications, networks and collaborative applications dedicated to the oil and gas industry. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to remote sites in over 30 countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net.
1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to the future, not past, events. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
	(in thousands)
Unaudited Consolidated Statements of Income (Loss) Data:
Revenue	$28,905	$24,234	$79,569	$68,604

Expenses:
Cost of revenue	12,964	10,516	35,536	31,242
Depreciation and amortization	3,717	3,561	10,829	11,349
Selling and marketing	584	682	1,637	1,576
General and administrative	6,557	5,587	19,057	15,858

Total expenses	23,822	20,346	67,059	60,025

Operating income	5,083	3,888	12,510	8,579
Other income (expense), net	93	(745)	(667)	(14,203)

Income (loss) before income taxes	5,176	3,143	11,843	(5,624)
Income tax benefit (expense)	299	(2,661)	(4,144)	(4,953)

Net income (loss)	$5,475	$482	$7,699	$(10,577)

Income (Loss) Per Share — Basic and Diluted
Net loss attributable to RigNet, Inc. common stockholders	$5,451	$(552)	$7,546	$(13,293)
Net income (loss) per share attributable to RigNet, Inc.common stockholders, basic	$0.35	$(0.10)	$0.49	$(2.50)
Net income (loss) per share attributable to RigNet, Inc. common stockholders, diluted	$0.32	$(0.10)	$0.45	$(2.50)
Weighted average shares outstanding, basic	15,443	5,319	15,369	5,318
Weighted average shares outstanding, diluted	16,840	5,319	16,792	5,318

Unaudited Non-GAAP Data:
Gross Profit	$15,941	$13,718	$44,033	$37,362
Gross Profit margin	55.1%	56.6%	55.3%	54.5%
Adjusted EBITDA	$9,448	$7,706	$24,332	$21,311
Adjusted EBITDA margin	32.7%	31.8%	30.6%	31.1%
1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
	(in thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$5,475	$482	$7,699	$(10,577)
Interest expense	235	412	1,030	1,174
Depreciation and amortization	3,717	3,561	10,829	11,349
(Gain) loss on retirement of property and equipment	(1)	—	(111)	320
Change in fair value of preferred stock derivatives	—	(62)	—	12,384
Stock-based compensation	321	116	741	334
Initial public offering costs	—	536	—	1,374
Income tax (benefit) expense	(299)	2,661	4,144	4,953

Adjusted EBITDA (non-GAAP measure)	$9,448	$7,706	$24,332	$21,311

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	September 30,	December 31,
	2011	2010
	(in thousands)
Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$58,496	$50,435
Restricted cash — current portion	—	2,500
Restricted cash — long-term portion	—	7,500
Total assets	137,216	129,785
Current maturities of long-term debt	8,729	8,655
Long-term debt	16,967	23,484

	Nine Months Ended September 30,
	2011	2010
	(in thousands)
Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents, January 1,	$50,435	$11,379
Net cash provided by operating activities	15,031	14,812
Net cash used by investing activities	(4,735)	(9,586)
Net cash used by financing activities	(2,124)	(1,466)
Changes in foreign currency translation	(111)	(625)

Cash and cash equivalents, September 30,	$58,496	$14,514

	4th Quarter	1st Quarter	2nd Quarter	3rd Quarter
	2010	2011	2011	2011
Selected Operational Data:
Eastern Hemisphere
Drilling rigs (1)	141	143	141	138
Other sites (2)	120	131	160	172

Western Hemisphere
Drilling rigs (1)	85	80	78	79
Other sites (2)	155	159	138	140

U.S. Land
Drilling rigs	334	323	331	330
Other sites (2)	86	82	106	132

(1)	Eastern and Western Hemisphere include jack up, semi-submersible and drillship rigs

(2)	Includes production facilities, completion sites, energy support vessels, related remote support offices and supply bases
1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in thousands)
Eastern Hemisphere:
Revenue	$17,856	$15,572	$49,476	$45,979
Cost of revenue	6,499	5,696	18,378	17,986

Gross Profit (non-GAAP measure)	11,357	9,876	31,098	27,993

Gross Profit margin	63.6%	63.4%	62.9%	60.9%
Depreciation and amortization	1,997	1,895	6,049	6,022
Selling, general and administrative	2,120	2,091	6,288	5,520

Operating income	$7,240	$5,890	$18,761	$16,451

Adjusted EBITDA (non-GAAP measure)	$9,604	$7,255	$25,071	$22,117

Adjusted EBITDA margin	53.8%	46.6%	50.7%	48.1%

Western Hemisphere:
Revenue	$5,859	$5,332	$15,794	$13,980
Cost of revenue	2,630	2,209	7,526	6,556

Gross Profit (non-GAAP measure)	3,229	3,123	8,268	7,424

Gross Profit margin	55.1%	58.6%	52.3%	53.1%
Depreciation and amortization	1,297	1,061	3,554	2,861
Selling, general and administrative	985	589	2,501	1,792

Operating income (loss)	$947	$1,473	$2,213	$2,771

Adjusted EBITDA (non-GAAP measure)	$2,218	$2,538	$5,786	$5,557

Adjusted EBITDA margin	37.9%	47.6%	36.6%	39.7%

U.S. Land:
Revenue	$5,265	$3,376	$14,371	$8,971
Cost of revenue	2,924	1,795	7,568	4,829

Gross Profit (non-GAAP measure)	2,341	1,581	6,803	4,142

Gross Profit margin	44.5%	46.8%	47.3%	46.2%
Depreciation and amortization	470	709	1,379	2,484
Selling, general and administrative	840	788	2,309	1,910

Operating income (loss)	$1,031	$84	$3,115	$(252)

Adjusted EBITDA (non-GAAP measure)	$1,501	$791	$4,494	$2,230

Adjusted EBITDA margin	28.5%	23.4%	31.3%	24.9%

NOTE:	Consolidated balances include the three segments above along with corporate activities and intercompany eliminations.
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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net